Industrial Research Assistance Program
Contribution to Firms Agreement
    Project No.:                                                  449462
        This Agreement is made in duplicate -
        Between:               National Research Council
                               Canada
                               IRAP - Maritimes
                               1411 Oxford Street
                               Halifax, NS
                               B3H 3Z1
                               (herein called the NRC)
        And:                   Naturol (Canada) Limited
                               Suite 205, 134 Kent Street
                               Charlottetown, PE
                               C1A 8R8

                               (herein called the Firm)

        1. This Agreement comes into effect on 2001/11/1 (ccyy/mm/dd) and terminates on 2002/11/30 (ccyy/mm/dd).

        2. The NRC agrees to contribute up to a maximum of $125,000 for costs incurred in the direct performance of the work undertaken by the Firm as described in the attached Statement of Work (hereafter referred to as "the Work") and in accordance with the
Basis of Payment and Conditions of Contribution.


        3. The Firm agrees to undertake the Work and understands and accepts all the conditions of the
          Basis of Payment and the Conditions of Contribution.


        4. This Agreement shall become null and void if not signed and returned to NRC within forty-five
          (45) days of the signature date of the authorized officer of the NRC.


        National Research Council Canada


        David P. Healey                       Date  (Year - Month - Day)
        Regional Director, Maritimes

        Naturol (Canada) Limited
        Paul McClory
        President
                                              Date  (Year - Month - Day)

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      Project Title
      Hydrofluorocarbon Solvent Extraction of Lipophilic Bioresource
Materials
      Objective(s)

      The objective of the project is to demonstrate the efficacy of and establish a process for the extraction and concentration of hydro-fluorocarbon solvent extraction of lipophilic compounds leading the development of a commercial toll processing facility. Specific extractions will include astaxanthin from lobster, taxane from yew, squalene from dogfish shark, oleoresins from wild ceps, myristicin from bog myrtle and oil and phytosterol fractions from oilseed species such as canola, soya, flax and hemp.
      Plan of Work

      The firm and its subcontractor will develop a systematic approach to establish and optimize a hydro-fluorocarbon solvent extraction process for a series of lipophillic resource materials over a variety of reactor types using a non-ozone depleting solvent, specifically HFC 134a and tri-fluoro-iodomethane, in a closed solvent recovery process at atmospheric pressures approximating 8 bar.

      Phase 1 Installation and Commissioning of Equipment
      Starting week 1 for a duration of 2 week(s).

      The firm and its subcontractor will receive, install and accept for commissioning, equipment relating to a 2-litre laboratory system, a 20-litre twin chamber pilot plant system and a 100-litre twin chamber pilot/commercial scale system with control systems and solvent charges. Test runs will be conducted to confirm system performance and throughput.
      Phase Outcome:

      The firm will demonstrate successful commissioning process runs to establish control over processes and equipment.

      Phase 2 Laboratory-Scale Extraction of Oilseed Target Products Starting week 3 for a duration of 9 week(s).

      The firm and its subcontractor will conduct laboratory scale extractions of pre-processed (crushed or extruded) canola, soya, flax and hemp seed. A matrix or simplex experimental design will be developed to determine the effects on the oil produced and the yield. The optimization of procedures will be evaluated by Multisimplex Software to determine optimal process parameters. The products will be tested for basic oil quality parameters (identification and fatty acid profiles) by HPLC-MS and GC-MS. Changes to solvent mix will be evaluated in respect to yield.
      Phase Outcome:

      Complete laboratory scale extraction protocols with confirmatory analysis for the above oilseed materials.
      Extractions protocols will be approximated for pilot scale runs.

      Phase 3 Pilot Plant Extraction Trials of Oilseed Crops
      Starting week 10 for a duration of 13 week(s).

      The firm and its subcontractor will use results from task 2 to establish starting points for the process on a larger scale 20 and 100-litre system. Process conditions and protocols will be optimized for yield and quality attributes. The oils will be tested to determine their fatty acid profiles, peroxide values, iodine values, trace minerals and phytoextractives. The phytoextractives will be assessed for chlorophyll and gum content with particular emphasis on lecithin. The reproducibility of the procedure and the impact of water content in the raw-stock verses other pre-processing procedures will be evaluated.
      Phase Outcome:

      Validation of the transfer of starting points for the process from laboratory scale 2-litre processing to pilot plant processing and determination of the effects of raw-stock characteristics, including water content on the process and the end products.


      Phase 4 Laboratory-Scale Extraction of Bioresource Target Products

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      Starting week 19 for a duration of 9 week(s).

      The firm and its subcontractor will prepare research protocols for each target product, conduct laboratory scale process runs (2-litre system) to assess the total yield and composition of lipophilic extracts from bioresource materials. HPLC-MS and GC-MS will be used to identify and quantify the profile of key components. Changes to the solvent mix will be evaluated to maximize yield of desired fractions. Bioresource materials and targets will be astaxanthin from American lobster, Taxane from Canadian Yew, Squalene from dogfish shark liver, oleoresin wild flavour extracts from wild ceps, Myristicin extracts from bog myrtle, efficacious macromolecules from St. John's Wort, oil and phytosterol fractions from oil seed species, including canola, soya, flax and hemp.
      Phase Outcome:

      Complete laboratory scale extraction protocols with confirmatory analysis for the above bioresource materials. Extraction protocols will be approximated for pilot scale process runs.

      Phase 5 Pilot Plant Extraction Trials of Bioresource Materials Starting week 24 for a duration of 9 week(s).

      The firm and its subcontractor will conduct scale up to pilot-scale extraction of the bioresource targets using a 20-litre and a 100-litre pilot system. Trials will establish yield and quality attributes of the extractives. Process drying techniques will be developed to standardize the raw input materials and standard processes will be developed for each target and data recorded to establish process control points. The efficiency of the solvent system will be evaluated and reproducibility established. The effect of water content in raw stock versus freezing and air drying will be evaluated. Process troubleshooting and documentation will be undertaken as necessary.
      Phase Outcome:

      Validation of the transfer of starting points from laboratory scale 2-litre processing to pilot plant and determination of the effects of pre-preparation, including water content on the processes and the end products.

      Phase 6 Laboratory Analysis of Composition Profile, Degree of Purity and Stability of Pilot Plant
              Extracts
      Starting week 29 for a duration of 17 week(s).

      The firm and its subcontractor will use spectrometric methods to separate, identify and quantify the various extracts resulting from pilot plant and laboratory scale production. Purity testing will include pesticide residues in the concentrates. Product specification sheets and certificates of analysis will be prepared. Sub-samples will be evaluated for shelf stability, particularly oxidative and enzymatic degradation. Microbial and chemical analysis will be conducted to verify parameters of shelf life stability.
      Phase Outcome:

      Complete analytical profiles of products including oilseed extracts and bioresource extracts will be prepared and include performance in shelf stability, microbial and chemical testing. Product specification sheets will also be prepared.

      Phase 7 Reporting and Project Management
      Starting week 1 for a duration of 60 week(s).

      The firm and its subcontractor will develop a project management plan prior to the start of phase 1 and prepare interim and final reports acceptable to the firm and to IRAP. Project management will track the project performance regarding schedule and budget and report to the firm and to IRAP on a monthly basis. Statistical analysis supporting data collection will be performed according to good laboratory practice.
      Phase Outcome:


      At the completion of this task, a complete and acceptable final report in accordance with guidelines provided by IRAP will be submitted. The firm is expected to include plans for the utilization and

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      commercialization of the techniques developed in the project.

      1.0 Terms of Reimbursement

      1.1 NRC agrees to reimburse the Firm for costs incurred in the direct performance of the Work as follows:
          * 100% of internal supported salaries (excluding benefits) for Lillian Yu - Scientist, Peter Wilde - Scientist up to a maximum of $22,750.
          * 50% of contractor supported fees for FTC Enterprises Inc. to a maximum of $100,000.
          *    50% of travel costs to a maximum of $2,250.
      1.2 Neither federal or provincial sales tax will be reimbursed by NRC, and the Firm must delete any federal and provincial sales tax costs from claims prior to submission to NRC for payment.

      1.3 All claims, submitted for costs incurred, as specified in clause
1.1 of the Basis of Payment, must be
          supported by a status/final report(s) covering the claim period.

      1.4 The Firm agrees to provide proof of costs incurred with each claim. Each claim must contain the information specified in the attached claim form. When claiming for salary costs, timesheets are not required to be submitted with a completed claim form.


      1.5 The Firm agrees to provide NRC the reports on the dates outlined below. The Firm acknowledges that failure to comply with these requests will cause the payments of current and subsequent claims to be delayed or stopped.


      1.6 NRC may agree to the reallocation of funds between the above payment categories provided that NRC is advised in advance of the reasons for the proposed changes and that NRC is in agreement with the need for such changes. This only applies when there is more than one payment category under clause 1.1.


      1.7 Any changes to personnel or contractor(s), or any substitution of internal expertise or contractor(s)
          supported by NRC as specified in clause 1.1 of the Basis of Payment must be discussed and approved by NRC prior to invoicing.

      2.0   Sources of Funding for the Work

      2.1 The Firm agrees that the following table fairly represents the anticipated sources of funds for the Work.

           Source                  Amount    Percentage
          IRAP Contribution      $125,000      28%
          R&D Tax Credits         $72,300      16%
          Other Government Assistance$20,000    4%
          Firm's Contribution    $234,300      52%
          Total cost of the work $451,600     100%

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      2.2 The Firm acknowledges that securing any funding for the Work other than IRAP's contribution, is entirely
          a matter between itself and the other sources of funds and that IRAP cannot give any assurance about the eligibility, suitability, terms, or amounts.

      3.0 Summary of NRC's Support by Federal Fiscal Year


            For the year of 2001/2002  $60,000    max.
            For the year of 2002/2003  $65,000    max.
            NRC Total Contribution  $125,000  max.

          Claims for reimbursement, in accordance with clause 1.1, in a given federal fiscal year (April 1 to March
          31) must be submitted by April 10 of the following federal fiscal year. The maximum amount per federal fiscal year cannot be exceeded without prior approval of NRC.

          No unclaimed portion of these maximum annual amounts will be added to subsequent federal fiscal year limits without the express written consent of NRC.

      4.0 Reports and Meetings Schedule


          Date       Description

                     Status Report to be submitted with each Claim 2001/11/30 Project Management Report detailing task reporting structures and budget tracking
                     structures and accompanied by a mechanical drawing of any process equipment installed.
          2002/03/29 Interim report detailing progress of the work and research findings up to the completion of task 5 in a format acceptable to the firm and to IRAP.
          2002/11/30 Final report detailing final results and work completed in a format acceptable to the firm and to IRAP and accompanied by a completed follow-up report (blank enclosed).
                     Final Report required with Final Claim

      5.0 Special Conditions


          Date      Description
          N/A       Copies of all claims shall be accompanied by proof of
payment and a summary report
                    detailing findings and progress of the work and costs
incurred for the claim period.


      This Agreement is conditional upon the Firm's adherence to all conditions set out below. A breach of any of the following conditions, or a submission to NRC of false or misleading representation or information, is grounds for suspension or immediate termination of NRC's financial assistance for the Work, in addition to any other action permitted by law. NRC will notify the Firm, in writing, of any such suspension or termination. Failure on the part of NRC to act on any breach does not constitute a waiver of NRC's right to act on that or any other breach of the following conditions.

      1. The Firm must demonstrate, to the satisfaction of NRC, acceptable performance of the Work, and the capability of continuing to perform the Work. The Firm must permit NRC to inspect the facilities used by the Firm in the performance of the Work, and must agree to discuss the Work with NRC representatives.


      2. In its performance of the Work, the Firm must maintain adequate environmental protection measures, including those for biohazardous materials, to satisfy the requirements of all relevant regulatory bodies.


      3. If the Work involves human subjects, the related activities must be reviewed by the NRC's Research Ethics Board (Ottawa) and the written approval of NRC must be obtained by the
         Firm before any human trials are conducted. If the Work involves experiments with animals, the Firm must obtain, before any animal experiments begin, the written approval of protocols by a local Animal Care Committee (ACC)
         operating in accordance with the IRAP Terms of Reference for Local ACCs. In the course of experimentation, the Firm must rectify any conditions judged unacceptable by the ACC or by the
         NRC Research Ethics Board (Ottawa) to the satisfaction of the relevant body.


      4. Any significant change proposed to the Statement of Work or the Basis of Payment must be agreed to in writing by both the Firm and NRC.

      5. The Firm must indicate in writing, or by a clear label, the confidentiality of any specific information which it wishes to be treated as confidential by NRC. Protection from third-party access to confidential business information supplied to NRC is provided by the federal Access to
         Information Act.


      6. The Firm must maintain data relating to the economic and job creation benefits traceable to this
         Agreement for at least the first five years after the completion of the Work, and must provide NRC with such data upon request.


      7. The Firm must notify NRC in writing if it receives financial assistance for the Work, from any level of government, beyond that indicated in the Basis of Payment. In such cases, NRC reserves the right to reduce the amount of its contribution.

      8. If the Firm has not contributed its share, as identified in clause
2.1 of the Basis of Payment, NRC's total contribution may be reduced proportionately to reflect its original agreed percentage of contribution and the resulting reduction
         shall constitute an overpayment by NRC to the Firm. If NRC reimburses the Firm for costs claimed which are not covered in the Basis of Payment, the amount of the costs may constitute an overpayment by NRC to the Firm. Any overpayments by NRC to the Firm are debts due to the
         Crown.


      9. The Firm must submit reports and claims to NRC as specified in the Basis of Payment. Payment of claims is contingent upon receipt of those reports.


      10. The Firm must maintain adequate records and accounts related to its performance of the Work supported by this Agreement, in accordance with generally accepted accounting principles. Upon reasonable notice by NRC, the Firm must make such records available to authorized representatives of NRC for inspection, auditing, or copying and must permit authorized representatives of NRC to have access to the Firm's facilities and personnel for the purpose of inspection and interviewing. This clause remains in effect for three
(3) years after the termination
         date of this Agreement.


      11. The Firm shall give written notice to NRC if there are significant changes in ownership of the Firm.
      12. The Firm shall give written notice of any changes to the Firm's name or address and provide the appropriate legal documents for the name change.


      13. Any notice required under this Agreement shall be sent to the addresses stated at the beginning of this Agreement or the last address provided by the Firm or NRC.

      14. The Firm shall endeavour to exploit the results of the Work to the socio-economic benefit of
         Canada.
      15. For purposes of the Conditions of Contribution: Intellectual Property (IP) means any intellectual component produced in the course of the Work including, without limitation, software and chemical formulae, that could be protected by the Firm through patents, copyrights, industrial designs, trademarks, trade secrets, or any other available means.


      16. The Firm must obtain prior written consent from NRC if, during the life of this Agreement, it intends to do part of the Work outside of Canada. This would be approved if the Firm could demonstrate to NRC's satisfaction that no suitable Canadian collaborator was available.


      17. The Firm will normally own the IP, and be responsible for protecting it. This could include, without limitation, requiring third parties to sign confidentiality agreements before disclosure by the Firm of trade secrets. If some or all of the IP is owned by another person or organization, or if some or all of the IP will be owned by another person or organization collaborating with the Firm, the Firm must enter into an agreement which, in the opinion of NRC, gives the Firm a licence to use all such IP. The licence shall include the right to sublicense, including a sublicense to NRC as may be necessary under clause 18.

      18. Upon NRC's request, the Firm must report to NRC on its efforts to exploit the IP. Exploiting the IP refers to the manufacture of products, provision of services and sale of products or services to meet market demand. If
         NRC determines, based on these reports and any additional follow-up by NRC, that the Firm is not exploiting the IP, either directly or through licensing, NRC may request the Firm to find a licensee and to licence the IP upon reasonable commercial terms and conditions within ninety (90) days of NRC's request. NRC will not make this type of request before the completion of the Work. If the Firm does not meet NRC's request, the Firm shall grant NRC a non-exclusive, perpetual, royalty-free licence to use the said IP for any purpose. The licence shall include the right to grant sublicenses.


      19. During the life of this Agreement and within five (5) years after the end of this Agreement, the Firm shall obtain NRC's prior written consent to:

         a) enter into third party agreements including, without limitation, changes in ownership of the Firm, that would limit the Firm's control of the IP,


         b) manufacture or cause the manufacture outside of Canada any products, services or processes that incorporate the IP,

         c) sell or otherwise dispose of the IP to any person or organization outside of Canada,
         d) license the IP for the purpose of manufacturing or producing outside of Canada any products or services that incorporate the IP.


           NRC consent to the above will not be unreasonably withheld.
      20. Except as limited by Clause 19, the Firm may disclose or license the IP, including, without limitation, software, when necessary to permit generally accepted use by authorized customers or users.


      21. The Firm warrants and covenants that:

          a) it has not, nor has any person on its behalf, offered or promised to any official or employee of Her Majesty the Queen in right of Canada any bribe, gift or other inducement for or with the view of obtaining this Agreement; and

          b) it has not directly or indirectly paid or offered to pay and will not directly or indirectly pay to any person a commission or contingency fee dependent upon the signing of this
             Agreement by both parties.


      22. No member of the House of Commons shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person will receive a direct benefit from this contract if that person is subject to, and not in compliance with, a Conflict of Interest and Post-Employment Code, either the one for public office holders, for the public service, or for NRC employees. (NOTE: post-employment rules mainly affect persons in the NRC "Management"
          category, the federal public service categories "Senior Manager" and above, ministerial staff, and Governor in Council appointees.)


      23. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between NRC and the Firm.


      24. The Firm must not use the name of the National Research Council in any manner that may imply endorsement or approval of a product, process, or business without the express written consent of the NRC. The Firm must obtain the written consent of the IRAP Regional Director prior to including the NRC name in any promotional materials, including press releases and advertisements.



      25. The Firm shall indemnify NRC in respect of any claim against NRC by a third party resulting directly or indirectly from the Firm's performance of the Work or use by the Firm or a third party of the results arising from the Work funded under this Agreement. The Firm shall not take action against NRC for failure or delay in performance caused by circumstances beyond NRC's reasonable control, or for incorrectness of data supplied, advice given, or opinions expressed in relation to the Work.


      26. This Agreement shall not be assigned in whole or in part, nor shall any amount thereunder be assigned by the Firm without prior written consent of NRC.


      27. NRC may terminate this Agreement immediately if the Firm ceases operations, enters into receivership, or becomes insolvent or bankrupt.

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